Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

August 10, 2009

Scientific Learning Corporation
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about August 11, 2009, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,250,000 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the Scientific Learning Corporation 1999 Equity Incentive Plan (the “Plan”).  As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati